Exhibit 99.1

Chiasma Appoints Roni Mamluk, Ph.D. to Board of Directors

Longtime Chiasma Executive Also Assumes Director Role with Chiasma, Ltd, its Israeli Subsidiary

WALTHAM, Mass., June 19, 2017 — Chiasma, Inc. (Nasdaq: CHMA), a clinical-stage biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today announced that Roni Mamluk, Ph.D., has been re-appointed to Chiasma’s Board of Directors. Recently, she also transitioned from her position as chief development officer to a part-time role as director of Chiasma’s Israeli subsidiary.

“It has been a pleasure to work with Roni in my role as chairman since 2014,” said Dave Stack, chairman of the board of Chiasma. “For more than 10 years, she has devoted herself to this company and to the pursuit of a better quality of life for patients with acromegaly. In that time, she played a leading role in inventing our proprietary Transient Permeability Enhancer (TPE) technology platform and developing our octreotide capsules product candidate. We greatly appreciate her service and dedication, and we welcome her forthcoming contributions as she re-joins the Board.”

“I firmly believe in Chiasma’s vision of delivering increased convenience, comfort and the potential for better symptom control to patients with acromegaly,” Mamluk said. “I look forward to serving in an oversight capacity on both the Chiasma, Ltd. and Chiasma, Inc. boards of directors. We have accomplished much during my tenure with the company, and I am excited to build on those achievements in the years to come.”

In Mamluk’s new director role, she will act as head of development on a part-time basis. She will also have ongoing oversight of the company’s Israeli operations.

Mamluk previously served as Chiasma’s chief development officer from March 2015 to April 2017. She also was the company’s chief executive officer from April 2013 to March 2015. She held various roles of increasing responsibility, including chief operating officer and vice president, research and development, from 2006 through 2013. She also served as a member of Chiasma’s Board of Directors from April 2013 to March 2015. In her time with Chiasma, Mamluk has played a leading role in developing, and is one of the primary inventors of, the company’s proprietary TPE technology platform. Mamluk previously worked for Adnexus Therapeutics, where she established and led nonclinical research and development. She received her B.A. and Ph.D. from Hebrew University. She also participated in a post-doctoral fellowship at Boston Children’s Hospital / Harvard Medical School in the field of angiogenesis.

About Chiasma

Chiasma is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. The company is conducting an international Phase 3 clinical trial of octreotide capsules (conditionally trade-named “Mycapssa®”) for the maintenance treatment of adult acromegaly patients to support a potential submission of a Marketing Authorization Application to the European Medicines Agency. Chiasma received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) on April 15, 2016 regarding its New Drug Application (NDA) for Mycapssa in the United States. Chiasma is headquartered in the United States with a wholly owned subsidiary in Israel. Mycapssa and TPE are registered trademarks of Chiasma.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the regulatory review and approval process generally; risks associated with Chiasma’s Phase 3 clinical trial to support regulatory approval of octreotide capsules in the E.U.; risks associated with Chiasma potentially conducting an additional randomized, double-blind and controlled Phase 3 clinical trial of octreotide capsules in accordance with the FDA’s recommendation to support regulatory approval of Mycapssa in the United States, including risks related to the enrollment, timing and associated expenses of any potential trial; risks associated with Chiasma pursuing a development pathway other than the path strongly recommended by the FDA; risks associated with the ability of the company’s suppliers to pass future regulatory inspections; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risks associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; risks associated with Chiasma’s dependence on third parties; and risks associated with defending any litigation, including the risk that we incur more costs than we expect and uncertainty involving the outcome. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (SEC) on March 16, 2017, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contact:

Andrew Blazier

Sharon Merrill Associates

(617) 542-5300

chma@investorrelations.com